Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to this Registration Statement on Form N-14 of our report dated May 23, 2017 relating to the financial statements and financial highlights of Northern Large Cap Core Fund and the Northern Large Cap Equity Fund, each a series of Northern Funds, appearing in the Annual Report on Form N-CSR of Northern Funds for the year ended March 31, 2017, and to the references to us under the heading “Service Providers” and “Plan of Reorganization” in the Combined Prospectus/Information Statement and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 5, 2017